Exhibit 3.1

ARTICLES OF INCORPORATION

OF

Intelligent Buying, Inc.

I.

The name of the corporation is Intelligent Buying, Inc.

II.

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

The name and address in the State of California of this corporation's initial service of process is:

Eugene Malobrodsky

1116 Elko Dr. Sunnyvale, CA. 94089

IV.

This corporation is authorized to issue only one class of shares of stock; and the total number of shares, which this corporation is authorized to issue is 25,000.

Dated: March 9, 2004

/s/ Attila Janesina_________

Aftfla Janesina, Incorporator

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

INTELLIGENT BUYING, INC.

The undersigned certify that:

1)

They are the president and secretary, respectively, of INTELLIGENT BUYING,

INC., a California corporation.

2)

Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

“IV.

This corporation is authorized to issue fifty million (50,000,000) shares of Common Stock $0.001 par value and twenty-five million (25,000,000) shares of Preferred Stock $0.001 par value.  The Board of Directors of the corporation shall have the authority to do the following:

a)

Designate multiple series of Preferred Stock and fix the number of shares of any such series;

b)

Designate the rights, preferences, privileges and restrictions granted to or imposed upon the respective series of shares of Preferred Stock or the holders thereof and, without restriction, determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

c)

As to any series of Preferred Stock, the number of which is authorized or fixed by the Board, the Board is authorized, within any limits stated in the Articles of Incorporation of the corporation or any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

3)

The foregoing amendment if Articles of Incorporation has been duly approved by the board of directors.

4)

The corporation has issued no shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE:__March 13, 2006________

/s/ David Gorodyansky

David Gorodyansky. President

/s/ Eugene Malobrodsky

Eugene Malobrodsky, Secretary